Exhibit 99.1

Blue Water Biotech Collaborates with IQVIA to Build Medical Sales Representative Team to
Market Commercial Product Portfolio

CINCINNATI, OH, June 21, 2023 - Blue Water Biotech, Inc. (“Blue Water” or the “Company”) (Nasdaq: BWV), a biotechnology and pharmaceutical company spanning multiple sectors, today announced plans to establish a medical sales representative team with IQVIA to market Blue Water’s commercial portfolio. This portfolio is highlighted by ENTADFI®, a treatment for benign prostatic hyperplasia, and ZONTIVITY®, a medication for the reduction of thrombotic cardiovascular events in patients with a history of myocardial infarction or with peripheral arterial disease.

In this collaboration, IQVIA and Blue Water will jointly work to build a sales team for Blue Water’s commercial products, covering key geographies that account for a large percentage of prescriptions in target markets, including urology and cardiology. Blue Water and IQVIA have agreed to commence certain activities on a provisional basis and are working towards finalizing a definitive agreement. Upon execution of a definitive agreement, Blue Water expects that IQVIA representatives and Blue Water’s commercial team will seek to identify high-volume prescribers in key markets to maximize uptake and socialization of Blue Water products. IQVIA, a global provider of data analytics and solutions for the development of robust medical sales representative teams to support emerging life science companies, has a proven track record of establishing effective medical sales teams.

“This collaboration with IQVIA is a promising step towards the launch of ENTADFI® and the six assets we are acquiring,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water. “With decades of experience helping companies commercialize and market their products, we are thrilled to collaborate with IQVIA to build out our sales team and educate providers on the benefits of our products to get patients access to therapies they need.”

In addition to the purchase of ENTADFI® in April 2023, Blue Water recently signed an Asset Purchase Agreement on June 13, 2023 for the purchase of six FDA-approved assets across multiple indications, including cardiology, otic infections, and pain management. Blue Water management intends to work closely with IQVIA to develop a strategy to market Blue Water’s portfolio of assets to physicians across the United States.

About Blue Water Biotech

Blue Water Biotech, Inc. is a biological and pharmaceutical technology company focused on developing and providing transformational therapies to address significant health challenges globally. Headquartered in Cincinnati, OH, the Company owns ENTADFI®, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia. This combination allows men to receive treatment for their symptoms of benign prostatic hyperplasia without the negative sexual side effects typically seen in patients on finasteride alone. The Company also has a robust vaccine pipeline. Blue Water holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center, St. Jude Children’s Hospital, and The University of Texas Health Science Center at San Antonio. Blue Water is developing a Streptococcus pneumoniae vaccine candidate, designed to specifically prevent highly infectious middle ear infections, known as AOM, in children, and prevention of pneumonia in the elderly. The Company is also developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus S&P nanoparticle versatile virus-like particle vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including Marburg and monkeypox, among others. Additionally, the Company is developing a Chlamydia vaccine candidate with UT Health Science Center San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. For more information about Blue Water, visit www.bwbioinc.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Blue Water’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to Blue Water’s ability to realize the benefits of its acquisitions of ENTADFI®, ZONTIVITY®, OTOVEL®, CETRAXAL®, CONJUPRI®, TREZIX™ and NALFON®; risks related to Blue Water’s ability to expand its business scope, commercialize ENTADFI® and integrate the assets and commercial operations being acquired from WraSer into Blue Water’s business; risks related to Blue Water’s ability to attract, hire and retain skilled personnel and establish an effective sales team; risks related to Blue Water’s ability to enter into a definitive agreement with IQVIA and optimize its collaboration with IQVIA; risks related to the development of Blue Water’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. Blue Water does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Blue Water’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2023 and periodic reports filed with the SEC on or after the date thereof. All of Blue Water’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

Investor Contact Information:

Blue Water Investor Relations

Email: investors@bwbioinc.com